Exhibit 99.1

Media	Investors
Janis Allen	Isaac Garden
(805) 330-4899	(818) 224-7028

PennyMac Mortgage Investment Trust Reports

First Quarter 2020 Results

Westlake Village, CA, May 7, 2020 – PennyMac Mortgage Investment Trust (NYSE: PMT) today reported a net loss attributable to common shareholders of $600.9 million, or $5.99 per common share for the first quarter of 2020, on net investment losses of $506.5 million. PMT previously announced a cash dividend for the first quarter of 2020 of $0.25 per common share of beneficial interest, which was declared on March 25, 2020 and paid on April 30, 2020 to common shareholders of record as of April 15, 2020.

First Quarter 2020 Highlights

Financial results:

•	Net loss attributable to common shareholders of $600.9 million, versus net income attributable to common shareholders of $52.4 million in the prior quarter
o

Driven by non-cash fair value losses on government-sponsored enterprise (GSE) credit risk transfer (CRT) investments related to the COVID-19 crisis, partially offset by outsized results in the interest rate sensitive strategies segment resulting from substantial gains on interest rate hedge instruments and record correspondent production results

•	Book value per common share of $15.16 at March 31, 2019, down from $21.37 at December 31, 2019

Other investment and financing highlights:

•	Investment activity driven by strong correspondent production volumes
o	Conventional correspondent loan production totaled $18.0 billion in unpaid principal balance (UPB), down 20 percent from the prior quarter and up 100 percent from the first quarter of 2019

o	CRT deliveries totaled $14.7 billion in UPB, resulting in a firm commitment to purchase $555 million of CRT securities
o	Added $249 million of new mortgage servicing rights (MSR) investments
•

Raised $5.6 million in February through the “At-The-Market” equity program, issuing 241,000 shares at a weighted average price of $23.46; repurchased approximately 783,000 PMT common shares in March at a weighted average price of $7.39, or a total cost of $5.8 million

Notable activity after quarter end:

•	Retired the 5.375% senior exchangeable unsecured notes due May 1, 2020
o	Repurchased $123.6 million in principal of the notes at a weighted average price of 98.6 percent of par value, resulting in total savings of approximately $2.2 million
o	Repaid the remaining $126.4 million in principal of the notes on the maturity date (May 1)

“PMT’s financial results in the first quarter reflected the extreme market dislocations resulting from the COVID-19 crisis and were driven by non-cash fair value losses on CRT investments partially offset by outstanding performance from the interest rate sensitive strategies and correspondent production,” said President and CEO David Spector. “We believe that the fair value losses recognized on our CRT investments in the first quarter are outsized compared to the additional losses from borrower defaults that we expect to incur over the life of these investments. Furthermore, PFSI, PMT’s manager and subservicer, is well-positioned to refinance qualifying borrowers and successfully manage forbearance and other assistance programs to reduce the likelihood of borrower default and ultimate credit losses.”

Mr. Spector continued, “We believe that PMT’s performance during this crisis and the strength of PMT’s liquidity and capital position are the direct result of our manager’s steadfast focus on risk management, including interest rate, credit and operational risk disciplines, throughout our more than 10-year history. Unlike other market participants, PMT has not sold any assets to raise liquidity; and as a result of the innovative term financing structure we put in place, PMT has not been subject to margin calls for its CRT investments. While we have curtailed new investments in CRT, recent market dislocations have expanded the opportunity for PMT as certain competitors have limited or reduced their participation in what was already a capacity constrained industry. Looking ahead, we expect improved financial performance and are confident in the return potential of PMT’s investment strategies.”

The following table presents the contributions of PMT’s segments, consisting of Credit Sensitive Strategies, Interest Rate Sensitive Strategies, Correspondent Production, and Corporate:

	Quarter ended March 31, 2020
	Credit sensitive stratgies	Interest rate sensitive strategies	Correspondent production	Corporate	Consolidated
	(in thousands)
Net investment (loss) income:
Net (loss) gain on investments:
CRT investments	$(979,805)	$—	$—	$—	$(979,805)
Loans at fair value	(1,142)	—	—	—	(1,142)
Loans held by variable interest entity net of asset-backed secured financing	—	(941)	—	—	(941)
Mortgage-backed securities	(3,138)	119,105	—	—	115,967
Hedging derivatives	64,976	(45)	—	—	64,931
Excess servicing spread investments	—	(14,141)	—	—	(14,141)
	(919,109)	103,978	—	—	(815,131)
Net loan servicing fees	—	244,572	—	—	244,572
Net gain on loans acquired for sale	(32,306)	—	81,081	—	48,775
Net interest (expense) income:
Interest income	6,556	33,241	31,407	919	72,123
Interest expense	(14,566)	(41,608)	(24,309)	(585)	(81,068)
	(8,010)	(8,367)	7,098	334	(8,945)
Other income	166	—	23,988	58	24,212
	(959,259)	340,183	112,167	392	(506,517)
Expenses:
Loan fulfillment and servicing fees payable to PennyMac Financial Services, Inc.	301	14,220	41,940	—	56,461
Management fees payable to PennyMac Financial Services, Inc.	—	—	—	9,055	9,055
Other	911	1,182	4,918	5,381	12,392
	$1,212	$15,402	$46,858	$14,436	$77,908
Pretax (loss) income	$(960,471)	$324,781	$65,309	$(14,044)	$(584,425)

Credit Sensitive Strategies Segment

The Credit Sensitive Strategies segment primarily includes results from CRT, and also includes distressed loans and non-Agency subordinated bonds.  Pretax loss for the segment was $960.5 million on net investment loss of $959.3 million, versus pretax income of $38.9 million on net investment income of $40.0 million in the prior quarter.

Net loss on investments in the segment was $919.1 million, versus a net gain on investments of $33.7 million in the prior quarter.

Net loss on CRT investments for the quarter was $979.8 million, versus net gain of $36.9 million in the prior quarter, and included $969.2 million in valuation-related losses which reflects significant changes in the market’s discount rate and expectation for credit losses resulting from the COVID-19 crisis.  Net loss on CRT investments also included $55.9 million in realized gains and carry, up from $52.5 million in the prior quarter.  Recognized losses were $1.5 million, compared to $1.7 million in the prior quarter.

The Company is curtailing new CRT investments as the Federal Housing Finance Agency has instructed Fannie Mae and Freddie Mac to gradually wind down front-end lender risk share transactions such as PMT’s by the end of this year; while CRT deliveries totaled $14.7 billion in UPB for the first quarter, future deliveries in 2020 are expected to total approximately $3 billion in UPB.

The net loss on CRT investments was partially offset by a $65.0 million net gain on hedging derivatives.

PMT’s distressed loan portfolio generated realized and unrealized losses totaling $1.1 million, compared to losses of $1.0 million in the prior quarter.

The Credit Sensitive Strategies segment also recorded a net loss on loans acquired for sale of $32.3 million versus a net gain of $17.8 million in the prior quarter.  These amounts represent the recognition of the fair value of firm commitment to acquire CRT securities for deliveries during the first quarter; a related $5.7 million in net gain was attributed to the Correspondent Production segment, down from $15.6 million in the prior quarter.

Net interest expense for the segment totaled $8.0 million, down from $11.5 million in the prior quarter.  Interest income totaled $6.6 million, down from $9.0 million in the prior quarter, and interest expense totaled $14.6 million, down from $20.5 million in the prior quarter, driven primarily by lower short-term interest rates.

Segment expenses were $1.2 million, up from $1.0 million in the prior quarter.

Interest Rate Sensitive Strategies Segment

The Interest Rate Sensitive Strategies segment includes results from investments in MSRs, excess servicing spread (ESS), Agency mortgage-backed securities (MBS), non-Agency senior MBS and interest rate hedges. Pretax income for the segment was $324.8 million on revenues of $340.2 million, compared to pretax income of $12.3 million on revenues of $26.6 million in the prior quarter. The segment includes investments that typically have offsetting fair value exposures to changes in interest rates. For example, in a period with decreasing interest rates, MSRs and ESS typically decrease in fair value whereas Agency MBS typically increase in fair value.

The results in the Interest Rate Sensitive Strategies segment consist of net gains and losses on investments, net interest income and net loan servicing fees, as well as associated expenses.

Net gain on investments for the segment was $104.0 million, and consisted of $119.1 million of gains on MBS, partially offset by $14.1 million of losses in the fair value of ESS investments, and $1.0 million of losses on loans held by variable interest entity net of asset-backed secured financing and in the fair value of hedging derivatives.

Net loan servicing fees were $244.6 million, up from $20.6 million in the prior quarter. Net loan servicing fees included increased servicing fees of $94.5 million primarily driven by a larger portfolio, and $7.2 million in other fees, reduced by $64.0 million in realization of MSR cash flows, which was up 8 percent from the prior quarter.  Net loan servicing fees also included a $563.2 million decrease in the fair value of MSRs, more than offset by $767.2 million in related hedging gains and $2.9 million of MSR recapture income.  PMT’s hedging activities are intended to manage the Company’s net exposure across all interest rate sensitive strategies, which include MSRs, ESS and MBS.

The following schedule details net loan servicing fees:

	Quarter ended
	March 31, 2020	December 31, 2019	March 31, 2019
	(in thousands)
From non-affiliates:
Servicing fees (1)	$94,469	$90,822	$61,272
Other fees	7,191	7,489	3,208
Effect of MSRs:
Carried at fair value—change in fair value
Realization of cashflows	(63,955)	(59,248)	(40,821)
Other	(563,246)	129,292	(96,508)
	(627,201)	70,044	(137,329)
Gains (losses) on hedging derivatives	767,186	(149,970)	41,135
	139,985	(79,680)	(96,194)
	241,645	18,385	(31,714)
From PFSI—MSR recapture income	2,927	2,207	634
Net loan servicing fees	$244,572	$20,592	$(31,080)

(1)  Includes contractually specified servicing fees

MSR and ESS valuation losses were primarily driven by expectations for increased prepayment activity in the future related to lower interest rates and increased discount rates demanded by market participants.  PMT benefited from higher recapture income from PFSI for elevated prepayment activity during the quarter.  PMT generally benefits from recapture income when the prepayment of a loan underlying PMT’s MSR or ESS results from refinancing by PFSI.

Net interest expense for the segment was $8.4 million, compared to net interest income of $5.1 million in the prior quarter.  Interest income totaled $33.2 million, down from $43.7 million in the prior quarter, primarily driven by decreased income from custodial deposits due to lower earnings rates.  Interest expense totaled $41.6 million, up from $38.7 million in the prior quarter, primarily driven by increased financing expenses related to a larger MBS portfolio.

Segment expenses were $15.4 million, up slightly from the prior quarter.

Correspondent Production Segment

PMT acquires newly originated loans from correspondent sellers and typically sells or securitizes the loans, resulting in current-period income and additions to its investments in MSRs and CRT related to a portion of its production.  PMT’s Correspondent Production segment generated pretax income of $65.3 million, up from $23.0 million in the prior quarter.

Through its correspondent production activities, PMT acquired $29.8 billion in UPB of loans originated by nonaffiliates, down 20 percent from the prior quarter and up 100 percent from the first quarter of 2019.  Of total correspondent acquisitions, conventional conforming and jumbo acquisitions from nonaffiliates totaled $16.2 billion, and government-insured or guaranteed acquisitions totaled $13.6 billion, down from $20.5 billion and $16.7 billion, respectively, in the prior quarter. PMT also acquired $1.9 billion of conventional loans originated by PennyMac Financial; PMT does not expect to purchase conventional loans originated by PFSI in upcoming quarters.  Interest rate lock commitments on conventional loans totaled $19.1 billion, down from $19.7 billion in the prior quarter and up from $9.0 billion in the first quarter of 2019.

Segment revenues were $112.2 million, a 28 percent increase from the prior quarter and included net gain on loans acquired for sale of $81.1 million, other income of $24.0 million, which primarily consists of volume-based origination fees, and net interest income of $7.1 million.  Net gain on loans acquired for sale in the quarter increased by $33.7 million from the prior quarter, driven by significantly higher margins. Interest income was $31.4 million, down from $41.6 million in the prior quarter from lower rates and interest expense was $24.3 million, down from $33.4 million in the prior quarter driven by lower conventional acquisition volumes.

Segment expenses were $46.9 million, down from $64.5 million in the prior quarter driven by the decrease in production volumes as well as a decrease in the weighted average fulfillment fee during the quarter.  The weighted average fulfillment fee rate in the first quarter was 26 basis points, down from 28 basis points in the prior quarter.

Corporate Segment

The Corporate segment includes interest income from cash and short-term investments, management fees, and corporate expenses.

Segment net investment income was $0.4 million, versus net investment income of $0.9 million in the prior quarter.

Management fees were $9.1 million, down 12 percent from the prior quarter primarily driven by decreased incentive fees paid to PFSI based on PMT’s financial performance.

Other segment expenses were $5.4 million, down from $5.6 million in the prior quarter.

Taxes

PMT recorded income tax expense of $10.2 million compared to $0.7 million in the prior quarter as a result of recording additional valuation allowance against PMT’s net operating loss carryforwards.

***

Management’s slide presentation will be available in the Investor Relations section of the Company’s website at www.pennymac-REIT.com beginning at 1:30 p.m. (Pacific Time) on Thursday, May 7, 2020.

About PennyMac Mortgage Investment Trust

PennyMac Mortgage Investment Trust is a mortgage real estate investment trust (REIT) that invests primarily in residential mortgage loans and mortgage-related assets.  PMT is externally managed by PNMAC Capital Management, LLC, a wholly-owned subsidiary of PennyMac Financial Services, Inc. (NYSE: PFSI).  Additional information about PennyMac Mortgage Investment Trust is available at www.PennyMac-REIT.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections and assumptions with respect to, among other things, the Company’s financial results, future operations, business plans and investment strategies, as well as industry and market conditions, all of which are subject to change. Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements. Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein. Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to: our exposure to risks of loss and disruptions in operations resulting from adverse weather conditions, man-made or natural disasters, climate change and pandemics such as COVID-19; the impact to our CRT agreements of increased borrower requests for forbearance under the CARES Act; changes in the Company’s investment objectives or investment or operational strategies, including any new lines of business or new products and services that may subject it to additional risks; volatility in the Company’s industry, the debt or equity markets, the general economy or the real estate finance and real estate markets specifically, whether the result of market events or otherwise; events or circumstances which undermine confidence in the financial and housing markets or otherwise have a broad impact on financial and housing markets, such as the sudden instability or collapse of large depository institutions or other significant corporations, terrorist attacks, natural or manmade disasters, or threatened or actual armed conflicts; changes in general business, economic, market, employment and domestic and international political conditions, or in consumer confidence and spending habits from those expected; declines in real estate or significant changes in U.S. housing prices or activity in the U.S. housing market; the availability of, and level of competition for, attractive risk-adjusted investment opportunities in mortgage loans and mortgage-related assets that satisfy the Company’s investment objectives; the inherent difficulty in winning bids to acquire mortgage loans, and the Company’s success in doing so; the  concentration of credit risks to which the Company is exposed; the degree and nature of the Company’s competition; the Company’s dependence on its manager and servicer, potential conflicts of interest with such entities and their affiliates, and the performance of such entities; changes in personnel and lack of availability of qualified personnel at its manager, servicer or their affiliates; the availability, terms and deployment of short-term and long-term capital; the adequacy of the Company’s cash reserves and working capital; the Company’s ability to maintain the desired relationship between its financing and the interest rates and maturities of its assets; the timing and amount of cash flows, if any, from the Company’s investments; unanticipated increases or volatility in financing and other costs, including a rise in interest rates; the performance, financial condition and liquidity of borrowers; the ability of the Company’s servicer, which also provides the Company with fulfillment services, to approve and monitor correspondent sellers and underwrite loans to investor standards; incomplete or inaccurate information or documentation provided by customers or counterparties, or adverse changes in the financial condition of the Company’s customers and counterparties; the Company’s indemnification and repurchase obligations in connection with mortgage loans it purchases and later sells or securitizes; the quality and enforceability of the collateral documentation evidencing the Company’s ownership and rights in the assets in which it invests; increased rates of delinquency, default and/or decreased recovery rates on the Company’s investments; the performance of mortgage loans underlying mortgage-backed securities in which the Company retains credit risk; the Company’s ability to foreclose on its investments in a timely manner or at all; increased prepayments of the mortgages and other loans underlying the Company’s mortgage-backed securities or relating to the Company’s mortgage servicing rights, excess servicing spread and other investments; the degree to which the Company’s hedging strategies may or may not protect it from interest rate volatility; the effect of the accuracy of or changes in the estimates the Company makes about uncertainties, contingencies and asset and liability valuations when measuring and reporting upon the Company’s financial condition and results of operations; the Company’s ability to maintain appropriate internal control over financial reporting; technologies for loans and the Company’s ability to mitigate security risks and cyber intrusions; the Company’s ability to obtain and/or maintain licenses and other approvals in those jurisdictions where required to conduct its business; the Company’s ability to detect misconduct and fraud; the Company’s ability to comply with various federal, state and local laws and regulations that govern its business; developments in the secondary markets for the Company’s mortgage loan products; legislative and regulatory changes that impact the mortgage loan industry or housing market; changes in regulations or the occurrence of other events that impact the business, operations or prospects of government agencies such as the Government National Mortgage Association, the Federal Housing Administration or the Veterans Administration, the U.S. Department of Agriculture, or government-sponsored entities such as the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation, or such changes that increase the cost of doing business with such entities; the Dodd-Frank Wall Street Reform and Consumer Protection Act and its implementing regulations and regulatory agencies, and any other legislative and regulatory changes that impact the business, operations or governance of mortgage lenders and/or publicly-traded companies; the Consumer Financial Protection Bureau and its issued and future rules and the enforcement thereof; changes in government support of homeownership; changes in government or government-sponsored home affordability programs; limitations imposed on the Company’s business and its ability to satisfy complex rules for it to qualify as a REIT for U.S. federal income tax purposes and qualify for an exclusion from the Investment Company Act of 1940 and the ability of certain of the Company’s subsidiaries to qualify as REITs or as taxable REIT subsidiaries for U.S. federal income tax purposes, as applicable, and the Company’s ability and the ability of its subsidiaries to operate effectively within the limitations imposed by these rules; changes in governmental regulations, accounting treatment, tax rates and similar matters (including changes to laws governing the taxation of REITs, or the exclusions from registration as an investment company); the Company’s ability to make distributions to its shareholders in the future; the Company’s failure to deal appropriately with issues that may give rise to reputational risk; and the Company’s organizational structure and certain requirements in its charter documents. You should not place undue reliance on any forward-looking statement and should consider all of the uncertainties and risks described above, as well as those more fully discussed in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, and the statements made in this press release are current as of the date of this release only.

PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	March 31, 2020	December 31, 2019	March 31, 2019
	(in thousands except share amounts)
ASSETS
Cash	$1,099,380	$104,056	$68,538
Short-term investments	137,960	90,836	29,751
Mortgage-backed securities at fair value	3,947,420	2,839,633	2,589,106
Loans acquired for sale at fair value	2,856,042	4,148,425	1,435,071
Loans at fair value	251,423	270,793	398,664
Excess servicing spread received from PennyMac Financial Services, Inc.	157,109	178,586	205,081
Derivative and credit risk transfer strip assets	173,310	202,318	188,710
Firm commitment to purchase credit risk transfer securities at fair value	—	109,513	79,784
Real estate acquired in settlement of loans	50,838	65,583	72,175
Real estate held for investment	—	—	42,346
Deposits securing credit risk transfer arrangements	1,855,936	1,969,784	1,137,283
Mortgage servicing rights	1,157,326	1,535,705	1,156,908
Servicing advances	39,030	48,971	37,392
Due from PennyMac Financial Services, Inc.	3,512	2,760	3,345
Other	189,202	204,388	111,833
Total assets	$11,918,488	$11,771,351	$7,555,987
LIABILITIES
Assets sold under agreements to repurchase	$6,348,192	$6,648,890	$4,179,829
Mortgage loan participation and sale agreements	—	—	73,142
Exchangeable senior notes	444,525	443,506	248,652
Notes payable secured by credit risk transfer and mortgage servicing assets	1,967,526	1,696,295	739,224
Asset-backed financing of a variable interest entity at fair value	232,565	243,360	275,509
Interest-only security payable at fair value	14,134	25,709	32,564
Assets sold to PennyMac Financial Services, Inc. under agreement to repurchase	99,766	107,512	125,929
Derivative and credit risk transfer strip liabilities	462,639	6,423	8,750
Firm commitment to purchase credit risk transfer securities at fair value	409,649	—	—
Accounts payable and accrued liabilities	40,534	91,149	74,294
Due to PennyMac Financial Services, Inc.	56,223	48,159	29,951
Income taxes payable	12,067	1,819	32,866
Liability for losses under representations and warranties	7,300	7,614	7,688
Total liabilities	10,095,120	9,320,436	5,828,398

Preferred shares of beneficial interest	299,707	299,707	299,707
Common shares of beneficial interest—authorized, 500,000,000 common shares of $0.01 par value; issued and outstanding 99,941,390, 100,182,227 and 68,412,435 common shares, respectively	998	1,002	684
Additional paid-in capital	2,126,264	2,127,889	1,431,887
(Accumulated deficit) retained earnings	(603,601)	22,317	(4,689)
Total shareholders' equity	1,823,368	2,450,915	1,727,589
Total liabilities and shareholders' equity	$11,918,488	$11,771,351	$7,555,987

PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	March 31, 2020	December 31, 2019	March 31, 2019
	(in thousands, except per share amounts)
Investment (Loss) Income
Net (loss) gain on investments:	$(815,131)	$34,682	$95,093
Net loan servicing fees:
Servicing fees	104,587	98,311	64,480
Change in fair value of mortgage servicing rights	139,985	(79,926)	(96,194)
	244,572	18,385	(31,714)
Net gain on loans acquired for sale:	48,775	65,337	21,323
Loan origination fees	23,928	31,959	12,938
Interest income	72,123	95,210	63,081
Interest expense	81,068	92,582	54,739
Net interest (expense) income	(8,945)	2,628	8,342
Results of real estate acquired in settlement of loans	32	(526)	(1,480)
Other	252	364	1,482
Net investment (loss) income	(506,517)	152,829	105,984
Expenses
Earned by PennyMac Financial Services, Inc.:
Loan fulfillment fees	41,940	58,297	27,574
Loan servicing fees	14,521	13,695	10,570
Management fees	9,055	10,314	7,248
Loan origination	4,249	5,382	2,277
Safekeeping	1,658	1,729	736
Professional services	1,496	1,066	1,327
Loan collection and liquidation	750	218	1,584
Compensation	519	1,513	1,969
Other	3,720	3,551	3,466
Total expenses	77,908	95,765	56,751
(Loss) income before provision for (benefit from income taxes	(584,425)	59,271	49,233
Provision for (benefit from) income taxes	10,248	674	(3,660)
Net (loss) income	(594,673)	58,597	52,893
	6,234	6,235	6,234
Net (loss) income attributable to common shareholders	$(600,907)	$52,362	$46,659
Earnings per share
Basic	$(5.99)	$0.56	$0.73
Diluted	$(5.99)	$0.55	$0.68
Weighted average shares outstanding
Basic	100,245	93,169	64,629
Diluted	100,245	101,865	73,371
Dividends declared per common share	$0.25	$0.47	$0.47